UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2015

BIOSCRIP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-28740	05-0489664
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Clearbrook Road, Elmsford, New York	10523
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 460-1600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory

Arrangements of Certain Officers.

On May 27, 2015, the Company announced that C. Britt Jeffcoat will be appointed as the Company’s Vice President, Controller and Chief Accounting Officer effective as of May 29, 2015. Mr. Jeffcoat will serve as the Company’s designated Principal Accounting Officer, succeeding Patricia Bogusz, who had served as the Company’s Vice President, Finance and Principal Accounting Officer from April 2011 until her departure on May 27, 2015.  Ms. Bogusz' departure is not related to any disputes with management or any issues regarding the integrity of the Company’s financial disclosures, the Company’s accounting policies and practices, or any legal matters.

Jeffrey M. Kreger, the Company’s Chief Financial Officer, will act as the Company’s Principal Accounting Officer on an interim basis until the effectiveness of the appointment of Mr. Jeffcoat as the Company’s Principal Accounting Officer.

From October 2013 to May 2015, Mr. Jeffcoat served as Assistant Corporate Controller of JP Energy Partners LP, a NYSE-listed owner, operator, developer and acquirer of a portfolio of midstream energy assets in the United States. From April 2007 to October 2013, Mr. Jeffcoat served as Vice President and Assistant Corporate Controller of Sun Healthcare Group, Inc., a post-acute healthcare services company. Mr. Jeffcoat holds a bachelor’s degree in business administration from the University of Missouri and a master’s degree in accountancy from the University of Missouri. Mr. Jeffcoat is a certified public accountant. There is no family relationship between Mr. Jeffcoat and any director or executive officer of the Company.

In connection with the appointment of Mr. Jeffcoat, the Company and Mr. Jeffcoat entered into an offer letter (the “Offer Letter”) dated as of May 26, 2015. The terms of the Offer Letter provide for the employment of Mr. Jeffcoat as the Company’s Vice President, Controller and Chief Accounting Officer at an initial base annual salary of $240,000. In connection with relocation, Mr. Jeffcoat will be eligible for temporary housing reimbursements of $3,000 per month for up to thirteen months as well as other reimbursements relating to relocation. Mr. Jeffcoat will be eligible to participate in the Company’s Management Incentive Bonus Program with a target bonus of up to 30% of his base salary, subject to satisfaction of certain corporate, departmental and individual objectives.

Under the Offer Letter, Mr. Jeffcoat will be granted options to purchase 65,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to the terms and conditions set forth in the BioScrip, Inc. Amended and Restated 2008 Equity Incentive Plan. The exercise price of such options will be equal to the fair market value of the Common Stock on the date of grant and will vest in three equal installments at the rate of one-third per year over three years commencing on the first anniversary of the grant date.

If the Company terminates Mr. Jeffcoat’s employment without cause or if Mr. Jeffcoat terminates his employment for good reason, subject to the execution of a waiver and release agreement, Mr. Jeffcoat will be entitled to receive severance payments in the amount of the then annual base salary for a period of one year following the date of termination.

The Offer Letter also contains customary provisions regarding, among other things, confidentiality, non-competition and non-solicitation restrictive covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSCRIP, INC.

Date: May 27, 2015	By:	/s/ Kimberlee C. Seah
Kimberlee C. Seah
Senior Vice President and General Counsel